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                                                                   EXHIBIT 10-34

                                GENERAL DYNAMICS

                            3190 Fairview Park Drive
                       Falls Church, Virginia 22042-4523

Nicholas D. Chabraja             August 18, 1997                  703-876-3251
Chairman of the Board                                         Fax: 703-876-3043
and Chief Executive Officer



Mr. Paul G. Kaminski
Technovation, Inc.
6691 Rutledge Drive
Fairfax Station, VA 22039

Dear Paul:

This letter will confirm the consulting agreement between us as follows:

1.     SERVICES TO BE RENDERED

We retain you to render, and you agree to render to us upon request, your services as an independent contractor for General Dynamics Corporation and its subsidiaries. Such services shall be requested from time to time by the Chief Executive Officer, or his designee. The services shall include:

         a. Acquisitions and divestitures -- Assist as requested with assessment of opportunities for acquisitions and divestitures, and advise on the competitive impact of proposed transactions under the Department of Defense's (DOD's) merger policies;

         b. Restructuring and reengineering -- Assist as requested with the Company's restructuring and reengineering initiatives;

         c. International cooperation -- Assist as requested with international programs, and teaming, partnership and joint venture arrangements;

         d. Technology strategy -- Review internal research and development plans in the context of an integrated investment strategy. Consider internal and external sources of technology;

         e. Congress -- Provide assistance as requested in communicating with the Congress on key issues of interest to the Company; and

         f.      Other services -- Consult on other matters on which we
                 mutually agree.
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Mr. Paul G. Kaminski
August 18, 1997
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2.     TERM OF AGREEMENT

Agreement shall be for one year beginning September 1, 1997 and ending August 31, 1998, and may be extended from year to year upon the agreement of the parties. Your obligations pursuant to paragraph 6 shall survive any termination of this agreement.

3.     FEES

We shall pay you a fee of Two Hundred Thousand Dollars ($200,000) for the one-year term of this agreement (the "Annual Fee"), for which you will render up to forty (40) days of service. The Annual Fee shall be paid in four quarterly installments of Fifty Thousand Dollars ($50,000) each, with the first installment due upon execution of the agreement and subsequent installments due upon commencement of the consulting quarter.

In the event that you provide more than forty (40) days of service during the term of this agreement, we will pay you Five Thousand Dollars ($5,000) per day (the "Daily Fee") for each additional day of service rendered. In addition, we shall accelerate payment of any unpaid amount of your Annual Fee.

We shall also reimburse you for all reasonable travel expenses actually and necessarily incurred by you on our behalf in the rendering of services hereunder. Expense receipts and other documentation in support of expenses will be retained by you and be available for our review at our office upon request. Air travel will be in business class, or first class if no business class is available.

You shall submit to us at the end of each quarter an invoice showing the quarterly installment, the daily fee, if any, the number of days of service, and a breakdown of travel and other expenses.

4.    ACTIVITY REPORTS

You shall submit periodic activity reports in the manner, at the times, and to the extent required by the Chief Executive Officer. You shall from time to time at our request and, in any event, upon termination of this agreement, deliver to us all working papers, plant or engineering data, and other documents and materials that have been prepared or developed by you or made available to you in connection with your performance of services under this agreement.
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Mr. Paul G. Kaminski
August 18, 1997
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5.     SERVICES FOR OTHERS

During the term of this agreement or any extension thereof, you may render services to others as an employee or a consultant, provided that without the express written permission of General Dynamics, you may not serve any major competitors, or engage in any business on your own behalf which sponsors, produces or sells goods or services which compete or conflict with ours. You agree to provide General Dynamics with a list of your current clients and to notify General Dynamics whenever you add new clients.

6.     CONFIDENTIAL NATURE OF WORK

You will not, during or after the term of this agreement, divulge to anyone, or except in the performance of this agreement, make use of information or knowledge which you shall have obtained during the term of this agreement and which shall not be generally known or recognized.

7.     INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS

The provisions governing inventions and intellectual property rights shall be as follows:

       (a) All inventions, discoveries, improvements, devices, designs, apparatus, practices, processes, methods, or products (hereinafter individually or collectively called "inventions"), whether patentable or not, trade secrets, technical and other data, and all copyrightable material made, developed, perfected, devices, conceived or first reduced to practice by you, either solely or jointly with others, or your employees (if any) during the term of this agreement and in the course of your work for us shall be our sole and exclusive property, except as may otherwise be required as provided in subparagraph (b) below.

       (b) You understand that we have entered into, or from time to time in the future may enter into, agreements with agencies of the United States Government (including, but not limited to the Department of Defense) and that we may be subject to laws and regulations which impose obligations, restrictions and limitations on us with respect to inventions and patents which may be acquired by us or which may be conceived or developed by consultants, employees and others rendering services to us. You agree to be bound by all such obligations, restrictions and limitations on us with respect to
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Mr. Paul G. Kaminski
August 18, 1997
Page 4

                 inventions and patents which may be acquired by us or which may be conceived or developed by consultants, employees and others rendering services to us. You agree to be bound by all such obligations, restrictions and limitations applicable to inventions conceived or developed by you in the course of, or in any way connected with your work under this agreement, and to take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

8.     NATURE OF RELATIONSHIP

It is understood that in performing any services pursuant to this agreement, you are acting as an independent contractor and not as an employee, agent or representative of ours. You shall not act as our agent or enter into any agreements or incur any obligations on our behalf, or commit us in any other manner, without our prior written consent. You will be responsible for reporting and paying any federal and state taxes owing on the consulting income received.

You have been provided with a copy of the General Dynamics Standards of Business Ethics and Conduct. You have also been provided with copies of the General Dynamics policies and procedures relating to accounting and expense reporting and travel. You agree to conduct your performance under this consultant agreement in accordance with these Standards and policies.

You understand that there are restrictions established by federal law on certain Retired Military Officers and former U.S. Government employees. While there are many restrictions, they can be briefly summarized into two categories. First, on particular matters in which the Company was a party, you may not make any communications with, or appearances before, the government on behalf of the Company at any time. Second, you may not lobby the DOD for five years after leaving DOD. "Lobby" in this context means to communicate with, or appear before, the DOD with intent to influence official action. You further understand that General Dynamics requires that you comply with these restrictions, and expects you to decline any assignment which may cause you to violate the restrictions or policy.

9.    SECURITY

You shall abide by all applicable security laws and regulations of the United States of America and our organization and shall take or refrain from taking any action which may be required for compliance therewith.
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Mr. Paul G. Kaminski
August 18, 1997
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It is understood that a security clearance up to the level of Top Secret shall be required to perform services requested under this agreement. You will be contacted by our Security Department concerning the execution of a "Consultant Security Certification" and further guided in submitting appropriate government clearance forms to the Defense Investigative Service Clearance Office.

10.   ENTIRE AGREEMENT

This instrument contains the entire agreement between the parties with respect to the consulting services to be rendered by you to us, and supersedes all prior agreements, arrangements, and/or understandings between the parties regarding the subject matter hereof.

If the foregoing clearly sets forth our understanding, will you please sign and return to us the enclosed duplicate copy of this letter, which shall thereupon constitute an agreement between us.


                                   Very truly yours,

                                   GENERAL DYNAMICS CORPORATION

                                   /s/ NICHOLAS D. CHABRAJA
                                   Nicholas D. Chabraja
                                   Chairman and Chief Executive Officer



CONSULTANT APPROVAL:


Confirmed and accepted as of _____________________________, 1997 by:

/s/ PAUL G. KAMINSKI
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Paul G. Kaminski                          Social Security Number or
                                          Employer Identification Number